UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2006

RASER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

UTAH	001-32661	87-0638510
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(801) 765-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As reported on a Current Report on Form 8-K of Raser Technologies, Inc. (the “Registrant”) filed on September 8, 2006, on September 2, 2006, the Registrant and Amp Resources, LLC (“Amp”) reached a settlement (the “Settlement”) for their dispute over the proposed acquisition of Amp by the Registrant. In connection with the Settlement, Amp executed an unsecured non-negotiable Promissory Note (the “Promissory Note”) payable by Amp to the Registrant. The purpose of this Current Report on Form 8-K/A is to amend the previously filed Current Report on Form 8-K to correct the disclosure relating to the Promissory Note.

The fifth sentence of the second paragraph in the previously filed Current Report on Form 8-K is hereby amended in its entirety to read as follows: “In addition, Amp executed the Promissory Note, requiring the repayment of the $5,547,552 debt due to the Registrant, together with interest accruing at a rate of 10% per annum, upon the earliest to occur of: (i) March 1, 2007, (ii) sale by Amp to a non-affiliated third party of any of the four geothermal projects currently under development by Amp or its affiliates (the “Geothermal Projects”), (iii) assignment or sale of power purchase contracts to a non-affiliate of Amp (excluding the Registrant or any holder of the Promissory Note) covering any or all of the Geothermal Projects, (iv) acquisition of construction financing for two or more of the Geothermal Projects or (v) the consummation of non-bridge, corporate-level financing or refinancing of Amp by one or more third parties that are not currently affiliated with Amp.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2006

Raser Technologies, Inc.

By:	/s/ William Dwyer
Name:	William Dwyer
Title:	Chief Financial Officer